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                                                                   EXHIBIT 99.1

May 20, 1999


Contact Information:
For Healtheon:
(Media)
Laura Nicholson
Edelman Public Relations
415-433-5381 x 220
laura_nicholson@edelman.com

(Investors)
Scott Wilson
Edelman Public Relations
415-433-5381
scott_wilson@edelman.com

For WebMD:
Walter Montgomery
Robinson Lerer & Montgomery
212-484-6721
wmontgom@rlmnet.com


HEALTHEON AND WebMD ANNOUNCE MERGER TO FORM FIRST END-TO-END INTERNET HEALTHCARE AND E-COMMERCE COMPANY

Internet Healthcare Leaders Will Combine Strong Brand, Subscriber Base and Transaction Platform to Connect Physicians, Medical Institutions, Consumers and Payers with Broadest Array of Online Services in Healthcare Industry

Leading Companies to Invest More Than $360 Million in WebMD, Led by $250 Million Investment from Microsoft; Other Investors Include Covad, Excite, Intel, Softbank, and Superior Consultant


SANTA CLARA, Ca., and ATLANTA, Ga. May 20, 1999 - Healtheon [NASDAQ: HLTH] and WebMD, Inc. [PRIVATE] today announced that they have signed a definitive agreement to merge. The new entity will be the first end-to-end Internet healthcare and e-commerce company, combining an established brand name and subscriber base with a proven transaction platform.

The merger, which will be accounted for on a purchase-accounting basis, will be effected using a fixed exchange ratio of 1.815 Healtheon shares for each WebMD outstanding share. Upon closing, approximately 50% of the combined company's fully diluted shares will be held by existing WebMD shareholders and


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50% by Healtheon shareholders, after giving effect to Healtheon's pending acquisition of MEDE AMERICA Corporation [NASDAQ: MEDE].

The Co-founder and current Chairman of Healtheon, James H. Clark, will serve as a member of the Board of the new company, and W. Michael Long, currently Chief Executive Officer of Healtheon, will become Chief Operating Officer and Chairman of the new company. Jeff Arnold, the current Chief Executive Officer of WebMD, will become Chief Executive Officer of Healtheon/WebMD.

The two companies will each have four representatives on the new Board of Directors, and Microsoft will have one. Holders of approximately 50% of the outstanding shares of each company have agreed to support the transaction. The merger is subject to conditions to closing including regulatory approvals and closing certain strategic equity investments in WebMD prior to the merger closing.

 The combined company will be headquartered in Atlanta, Georgia, with Technology Headquarters in Santa Clara, California. With these locations the company will have a total of 10 offices around the country. Including the recently-announced agreement to acquire MEDE AMERICA, the company will have over 1,300 employees, including 340 engineers and a national sales force.

A number of leading technology, consumer, and healthcare companies have agreed to make strategic investments in WebMD totaling more than $360 million in connection with the merger. The largest investor is Microsoft, whose $250 million equity commitment is further buttressed by a strategic relationship whereby Microsoft is underwriting $150 million in physician subscription commitments (in the form of five million subscription months over a five-year period) and $100 million in commitments to sell advertising and sponsorships on co-branded sites over the next five years. Microsoft has already funded $100 million of its investment commitment.

The commitments from Microsoft are in addition to commitments from DuPont to WebMD, announced in April 1999, that include $180 million in physician subscriptions (in the form of six million member months, over a five-year period) and $40 million in advertising guarantees. In addition to Healtheon's current transaction and service revenues, the company will begin with a total of $330 million in physician subscription revenue commitments, $140 million in advertising/sponsorship guarantees over a five-year period, a 500 million annual transaction run rate and 28 billion Internet impressions.

The balance of the more than $360 million in strategic investments in WebMD will be provided by a group of companies including Covad, Excite, Intel, Softbank, and Superior Consultant, each of which have, or will have, strategic operating agreements with WebMD.


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Healtheon/WebMD will connect physicians, medical institutions, consumers, labs, pharmacies and payers with comprehensive products and services for managing information, communications and transaction processing. By connecting the key constituents in healthcare together Healtheon/WebMD will enable them to share knowledge, streamline inefficient manual and paper-based processes and improve the quality of care. Over $1.2 trillion is spent on healthcare in the United States alone each year. The companies believe that $250 billion is wasted in duplicative and paper-based processes.

James Clark, Co-founder and Chairman of Healtheon, who will be a member of the Board of Directors of the combined company, said: "Healtheon/WebMD will be a leader in Internet healthcare services and e-commerce, with the technology, brand name and financial resources to transform the delivery of care by connecting all participants in the healthcare industry. Particularly important, I believe, is the fact that this combination will have a positive impact on the quality and depth of patient-doctor communications, enabling patients and their physicians to work as a team in the provision of care."

Mike Long, CEO of Healtheon, COO and Chairman designate of the merged Healtheon/WebMD, said: "Connecting physicians, healthcare institutions and consumers to provide reliable and secure services that greatly improve healthcare efficiency requires proven ability to execute. Healtheon's ability to develop and deploy Internet-based services, combined with WebMD's ability to establish a compelling brand that attracts consumers and physicians, is a powerful marketplace combination."

Jeff Arnold, CEO of WebMD and CEO designate of the merged Healtheon/WebMD, said:
"The power of this business model is the combination of WebMD's brand, subscription base and distribution partners with Healtheon's e-commerce transaction platform and Healtheon's own significant industry relationships. The combination of subscriptions and transactions is highly compelling, and we will have unsurpassed connectivity and power to effect transactions among doctors, healthcare institutions, consumers and payers. Together, we will offer the first and only end-to-end online healthcare solution. We are particularly excited because the two companies' partners are highly complementary and together they will have an impressive portfolio of relationships with many leading names in healthcare and technology."

Laura Jennings, Vice President of Worldwide Strategic Planning at Microsoft, said: "Our relationship with Healtheon/WebMD demonstrates our commitment to working with industry leaders to advance important initiatives - such as streamlining and enabling commerce to the healthcare industry. The shared mission of Healtheon and WebMD makes sense in a growing and changing marketplace, and we're excited to support them as they develop leading services and technologies for medical professionals and consumers."


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Mr. Arnold concluded: "Our company is now uniquely positioned to serve the huge and growing healthcare market with an e-commerce model that will harness the power and flexibility of the Internet to bring doctors, consumers and payers together, reduce waste and improve quality. Through subscriptions, transactions processing and advertising,we'll build a diversified recurring revenue stream and with it, the long-term value of the company. We want the world to know:
"Health has a Homepage(SM).'"

About Healtheon
Healtheon, founded in 1996 and based in Santa Clara, CA is a pioneer in providing Internet-based, business-to-business and consumer-to-business electronic commerce services that link doctors and consumers with healthcare institutions, enabling them to efficiently and conveniently manage their business and personal healthcare needs. Healtheon's services simplify the business and clinical processes of healthcare, provide more timely access to information, provide faster and more convenient service, and lead to higher quality, more affordable care. Healtheon can be reached through its Website at http://www.healtheon.com.

On April 21,1999, Healtheon and MEDE AMERICA announced the signing of a definitive agreement under which Healtheon will acquire MEDE AMERICA Corporation (NASDAQ: MEDE), a leading provider of healthcare transaction solutions for pharmacies, hospitals, physicians, dentists, payers and pharmacy benefits managers (PBMs).

About WebMD
Atlanta-based WebMD, which is privately held and was founded in 1998, offers a comprehensive suite of Internet-based services and information for physicians as well as healthcare information services and online communities for consumers. WebMD can be reached through its Website at http://www.webmd.com.

This contains forward-looking statements that involve risks and uncertainties, which may cause Healtheon's actual results in future periods to be materially different from any performance suggested in this release, including statements referring to the combined company's ability to penetrate the healthcare market, build diversified revenue, create connectivity between healthcare constituents, develop a successful end-to-end solution and build long-term value. Factors that could cause actual results to differ include, among others, Healtheon's and WebMD's limited operating histories, continued growth in the use of the Internet, acceptance of the Internet as a secure medium over which to conduct healthcare transactions, and Healtheon's ability to successfully combine with WebMD and its operations. More information about potential factors that could affect Healtheon's business and financial results is available in periodic reports filed with the Securities and Exchange Commission (http://www.sec.gov).


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Healtheon is a trademark of Healtheon Corporation. Other trademarks are the property of their respective owners.